EXHIBIT 23.2

                       Consent of Independent Accountants



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Bertram Cooper & Co. LLP

110 Second Avenue, SE
Waseca, MN  56093







                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors and Stockholders
FSF Financial Corp.
Hutchinson, MN 55350



         We consent to incorporation by reference in the Registration Statement on Form S-8, of our report dated October 24, 1997, relating to the consolidated balance sheets of FSF Financial Corp. and subsidiary as of September 30, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the September 30, 1997 annual report on Form 10-K of FSF Financial Corp.


/s/ Bertram Cooper & Co. LLP

Bertram Cooper & Co. LLP
Wascea, Minnesota
September 8, 1998